                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           O'Reilly Automotive, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              O'REILLY AUTO PARTS
                           PROFESSIONAL PARTS PEOPLE



                                 April 3, 1997



Dear Shareholder:

  You are cordially invited to attend the 1997 Annual Meeting of Shareholders of O'Reilly Automotive, Inc. to be held at the University Plaza Convention Center, 333 John Q. Hammons Parkway, Springfield, Missouri on Tuesday, May 6, 1997 at 10:00 a.m.

  Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

  Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your vote.

  In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Assistant Corporate Secretary, at 233 South Patterson, Springfield, Missouri 65802, (417) 862-3333 ext. 161.

  We look forward to seeing you at the Annual Meeting.


                                       David E. O'Reilly
                                       President and Chief Executive Officer

                           O'REILLY AUTOMOTIVE, INC.
                              233 South Patterson
                          Springfield, Missouri 65802


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                           Springfield, Missouri
                                                                   April 3, 1997

  The Annual Meeting of Shareholders of O'Reilly Automotive, Inc. (the "Company"), will be held on Tuesday, May 6, 1997, at 10:00 a.m., local time, at the University Plaza Convention Center, 333 John Q. Hammons Parkway, Springfield, Missouri 65806, for the purposes of:

  1.  Electing two Class I Directors, to serve for three years;

  2. Transacting such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be open at the principal office of the Company at 233 South Patterson, Springfield, Missouri 65802, during usual business hours, to the examination of any shareholder for any purpose germane to the Annual Meeting for 10 days prior to the date thereof. The list will also be available for examination throughout the conduct of the meeting.

  A copy of the Company's Annual Shareholders' Report for fiscal 1996 accompanies this notice.


                      By Order of the Board of Directors

                                                  ANN DRENNAN
                                                  Secretary


  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                           O'REILLY AUTOMOTIVE, INC.
                              233 South Patterson
                          Springfield, Missouri 65802


                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

  The enclosed proxy is solicited by the Board of Directors of O'Reilly Automotive, Inc. (the "Company"), for use at the Annual Meeting of the Company's shareholders to be held at the University Plaza Convention Center, 333 John Q. Hammons Parkway, Springfield, Missouri 65806, on Tuesday, May 6, 1997, at 10:00 a.m., local time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 3, 1997.

                             REVOCABILITY OF PROXY

  If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy.

                                  RECORD DATE

  Shareholders of record at the close of business on February 28, 1997 will be entitled to vote at the Annual Meeting.

                        ACTION TO BE TAKEN UNDER PROXY

  All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified in the proxy. If no such directions have been specified by marking the appropriate squares in the accompanying proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

  (1) FOR the election of Charles H. O'Reilly, Sr. and Charles H. O'Reilly, Jr. named herein as nominees for Class I Directors of the Company to hold office until the annual meeting of the Company's shareholders in 2000 and until their successors have been duly elected and qualified; and

  (2) according to their judgment on the transaction of such other business as may properly come before the meeting or any adjournments thereof.

  Neither of the two nominees have indicated that they would be unable or will decline to serve as a Director. However, should either nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in their stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

                      VOTING SECURITIES AND VOTING RIGHTS

  On February 28, 1997, there were 10,474,778 shares of common stock, having a par value of $.01 per share ("Common Stock"), outstanding, which constitute all of the outstanding shares of the voting capital stock of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, including the election of Directors.

  A majority of the outstanding shares present or represented by proxy will constitute a quorum at the meeting. The affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each person nominated for Director. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" with respect to the election of any person to serve on the Board of Directors will be considered in determining whether the requisite number of affirmative votes are cast on such matters. Accordingly, such proxies will have the same effect as a vote against the nominee as to which such direction applies. With regard to any other matter, except for the election of Directors, abstentions (including proxies which deny discretionary authority on any matters properly brought before the meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter. Broker non-votes will not be treated as shares represented at the meeting as to such matter(s) not voted on and therefore will have no effect.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of February 28, 1997, the beneficial ownership of each current Director (including the two nominees for Director), each of the executive officers named in the Summary Compensation Table set forth herein, the executive officers and Directors as a group, and each shareholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the table have sole voting and investment power.

                                            Amount and Nature of     Percent
               Name and Address             Beneficial Ownership     of Class
               ----------------             ---------------------    --------
  Charles H. "Chub" O'Reilly, Sr. (a)(b)              31,746            *

  Charles H. O'Reilly, Jr. (a)(c)                    889,009            8.5%

  David E. O'Reilly (a)(d)                         1,177,127           11.2%

  Lawrence P. O'Reilly (a)(e)                      1,142,984           10.9%

  Rosalie O'Reilly Wooten (a)(f)                     769,327            7.3%

  Ted F. Wise (a)(g)                                  75,364            *

  Paul R. Lederer (h)                                 14,000            *

  Joe C. Greene (i)                                   11,100            *

  All Directors and executive officers as
   a group (9 persons) (j)                         4,110,971           38.4%

  Janus Capital Corporation (k)                    1,157,025           11.1%

  Wasatch Advisors, Inc. (l)                         751,793            7.2%

  Nicholas Company, Inc. (m)                         546,000            5.2%

-----
* less than 1%

(a) The address of Messrs. O'Reilly, Wise and Ms. Wooten is O'Reilly Automotive, Inc., 233 S. Patterson, Springfield, Missouri 65802.

(b) The stated number of shares includes 741 shares held in the O'Reilly Automotive Employee Stock Purchase Plan and 2,558 shares held in the O'Reilly Employee Savings Plus Plan with Boatmen's Trust Company as trustee. The stated number of shares also includes 5,000 shares subject to options which are currently exercisable.

(c) The stated number of shares includes 343,305 shares controlled by Mr. O'Reilly as trustee of a trust for the benefit of his children, 31,782 shares held by Mr. O'Reilly as custodian for his minor son, 108,109 shares controlled by Mr. O'Reilly's wife pursuant to a voting trust, 35,000 shares controlled by Mr. O'Reilly as a general partner of a family limited partnership, 739 shares held in the O'Reilly Employee Savings Plus Plan with Boatmen's Trust Company as trustee and 50,000 shares subject to options currently exercisable.

(d) The stated number of shares includes 548,534 shares controlled by Mr. O'Reilly as trustee under two trusts for the benefit of his children, 119,203 shares held by Mr. O'Reilly as custodian for two of his three minor children, 83,465 shares controlled by Mr. O'Reilly's wife pursuant to a voting trust, 763 shares held in the O'Reilly Employee Savings Plus Plan with Boatmen's Trust Company as trustee and 50,000 shares subject to options currently exercisable.

(e) The stated number of shares includes 557,392 shares controlled by Mr. O'Reilly as trustee under a trust for the benefit of his children, 48,316 shares held by Mr. O'Reilly as custodian for his minor daughter, 131,447 shares controlled by Mr. O'Reilly's wife pursuant to a voting trust, 763 shares held in the O'Reilly Employee Savings Plus Plan with Boatmen's Trust Company as trustee and 50,000 shares subject to options currently exercisable.

(f) The stated number of shares includes 288,293 shares controlled by Ms. Wooten as trustee of a trust for the benefit of her children, 135,230 shares held by Ms. Wooten as custodian for her minor children, 89,047 shares controlled by Ms. Wooten's husband as trustee for the benefit of Ms. Wooten's children and their descendants, 451 shares held in the O'Reilly Employee Savings Plus Plan with Boatmen's Trust Company as trustee and 20,000 shares subject to options currently exercisable.

(g) Includes 29,774 shares held of record by a revocable trust of which Mr. Wise, as the sole trustee, has sole voting and investing power, 590 shares held in the O'Reilly Employee Savings Plus Plan with Boatmen's Trust Company as trustee and 25,000 shares subject to options which are currently exercisable. Also includes 20,000 shares held of record by a revocable trust of which Mr. Wise's wife, as the sole trustee, has sole voting and investment power.

(h) Includes 10,000 shares subject to currently exercisable options. Mr. Lederer's mailing address is 717 Redwood, Glencoe, Illinois 60022.

(i) Includes 10,000 shares subject to currently exercisable options. Mr. Greene's mailing address is 1340 East Woodhurst, Springfield, Missouri 65804.

(j) Includes options to purchase a total of 220,000 shares held by such directors and executive officers which are currently exercisable.

(k) As reflected on such beneficial owner's Schedule 13G dated as of December 31, 1996, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended. Janus Capital Corporation is a portfolio manager which is deemed to be the beneficial owner of the 1,157,025 shares reported. Thomas H. Bailey owns approximately 12.2% of Janus Capital Corporation. Such ownership enables Mr. Bailey to exercise control over Janus Capital Corporation. Janus Venture Fund, managed by Janus Capital Corporation, reported shared voting and dispositive power of 742,500 shares. Such beneficial owner's mailing address is believed to be 100 Fillmore Street, Suite 300, Denver, Colorado 80206.

(l) As reflected on such beneficial owner's Schedule 13G dated as of December 31, 1996, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended. Such beneficial owner's mailing address is believed to be 68 South Main Street, Suite 400, Salt Lake City, Utah 84101.

(m) As reflected on such beneficial owner's Schedule 13G dated as of December 31, 1996, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended. Such beneficial owner's mailing address is believed to be 700 North Water Street, Milwaukee, Wisconsin 53202.

                   PROPOSAL 1--ELECTION OF CLASS I DIRECTORS

       INFORMATION ABOUT THE NOMINEES AND DIRECTORS CONTINUING IN OFFICE

  The Company's Amended and Restated By-laws currently provide for three classes of Directors, each class serving for a three-year term expiring one year after expiration of the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class II and Class III Directors expire in 1998 and 1999, respectively. The Board of Directors has nominated Charles H. O'Reilly, Sr. and Charles H. O'Reilly, Jr., who are the current Class I Directors, for a term expiring at the annual shareholders meeting in 2000. The following table lists the principal occupation for at least the last five years of each of the nominees and the present directors continuing in office, his or her present positions and offices with the Company, the year in which he or she first was elected or appointed a director (each serving continuously since first elected or appointed), his or her age and his or her directorships in any company with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934 or in any company registered as an investment company under the Investment Company Act of 1940. Charles H. O'Reilly, Sr. is the father of Charles H. O'Reilly, Jr., Rosalie O'Reilly Wooten, Lawrence P. O'Reilly and David E. O'Reilly.

                                                                            Service as
                                                                             Director
Name                         Age           Principal Occupation               Since
----                         --            --------------------             ----------

                                      NOMINEES FOR DIRECTOR--CLASS I
                                (to be elected to serve a three-year term)
Charles H. O'Reilly, Sr.     84  Chairman Emeritus since March 1993 and a      1957
                                 co-founder of the Company;  Chairman of
                                 the Board from 1975 to March 1993

Charles H. O'Reilly, Jr.     57  Chairman of the Board since March 1993;       1966
                                 President and Chief Executive Officer of
                                 the Company from 1975 to March 1993

                             DIRECTORS CONTINUING IN  OFFICE--CLASS II
                                      (terms expiring in 1998)

Rosalie O'Reilly Wooten      55  Executive Vice-President of the               1980
                                 Company since 1980

Lawrence P. O'Reilly         50  President and Chief Operating Officer of      1969
                                 the Company since March 1993;
                                 Vice-President of the Company from 1975
                                 to March 1993

Joe C. Greene                61  Attorney-At-Law and managing partner of       1993
                                 the Springfield, Missouri firm of Greene
                                 & Curtis, LLP; Mr. Greene has been
                                 engaged in the private practice of law
                                 for more than 30 years

                             DIRECTORS CONTINUING IN OFFICE--CLASS III
                                      (terms expiring in 1999)

David E. O'Reilly            47  President and Chief Executive Officer of      1972
                                 the Company since March 1993; Vice
                                 President of the Company from 1975 to
                                 March 1993

Paul R. Lederer              57  President and Chief Operating Officer,        1993
                                 Fel-Pro, Inc., an automotive parts
                                 manufacturer, from March 1995 to
                                 present; Vice President--Chief Sales and
                                 Marketing Officer, Fel-Pro, Inc. from
                                 November 1994 to March 1995; independent
                                 consultant to Stant, Inc., an automotive
                                 parts manufacturer, in which he had
                                 served as Executive Vice President from
                                 October 1991 to December 1992 and to
                                 Fel-Pro Inc.; Chairman and Chief
                                 Executive Officer of Epicor Industries,
                                 Inc., an automotive parts manufacturer,
                                 from November 1989 to October 1991;
                                 director of Trans-Pro, Inc., an
                                 automotive parts manufacturer

                   INFORMATION CONCERNING BOARD OF DIRECTORS

  During 1996, four meetings of the Board of Directors were held. During such year, each Director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the period for which he or she served, with the exception of Charles H. O'Reilly, Sr., who attended 50% of the aggregate meetings.

  The Board of Directors of the Company has a standing Audit Committee consisting of Messrs. David E. O'Reilly, Lederer and Greene and a standing Compensation Committee consisting of Messrs. Lederer and Greene. The purpose of the Audit Committee is to review the results and scope of the audit and services provided by the Company's independent public accountants. The purpose of the Compensation Committee is to act on behalf of the Board of Directors with respect to the establishment and administration of the policies which govern the annual compensation of the Company's executive officers. The Compensation Committee also administers the Company's stock option and other benefit plans. During 1996, one Audit Committee meeting and one Compensation Committee meeting were held.

  The Company has no standing nominating committee or other committee performing a similar function.


                           COMPENSATION OF DIRECTORS

  The Company pays an annual fee of $10,000 to Directors who are not employees of the Company. In addition, the Company pays non-employee Directors $500 for each Board of Directors meeting or committee meeting attended. The Company also reimburses Directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors' fees of $24,000 were paid during 1996.

  The Company also maintains a Directors' Stock Option Plan, providing for an automatic annual grant (on the first business day following an annual shareholders' meeting) to each director who is not an employee of the Company of a non-qualified stock option to purchase 2,500 shares of Common Stock at a per share exercise price equal to the fair market value of the Common Stock on the date the option is granted. Director stock options expire immediately upon the date in which the optionee ceases to be a director for any reason or seven years, whichever first occurs. Each of the Company's two non-employee directors were granted options in 1996 to purchase 2,500 shares of Common Stock under the Company's Directors' Stock Option Plan at an exercise price of $36.38 per share.

                       COMPENSATION COMMITTEE INTERLOCKS

  The Compensation Committee consists of Joe C. Greene and Paul R. Lederer.

  Joe C. Greene, a Director of the Company, is the Managing Partner of the law firm of Greene & Curtis, LLP, which has provided legal services to the Company in prior years and is expected to provide legal services to the Company in the future.

  Paul R. Lederer, a Director of the Company, is President and Chief Executive Officer of Fel-Pro, Inc.. Since mid 1993, Fel-Pro has been a vendor of products to the Company. Net purchases from Fel-Pro were $3,035,000 in 1996.

                            EXECUTIVE COMPENSATION

  The following information is given for the fiscal years ended December 31, 1996, 1995, and 1994 concerning annual and long-term compensation for services rendered to the Company and its subsidiaries for the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (other than the Chief Executive Officer) during 1996.

                          Summary Compensation Table

                                                                                 Long Term Compensation
                                                                        ----------------------------------------
                                                                                 Awards               Payouts
                                                                        ----------------------------------------
                                                                                      Securities
                                        Annual Compensation             Restricted    Underlying                     All Other
        Name and                                                          Stock        Options/          LTIP       Compensation
   Principal Position          Year  Salary($)(a)  Bonus($)  Other($)     Awards       SARs($)        Payouts($)       ($)(b)
   ------------------          ----  ------------ ---------  --------     ------       -------        ----------       -----
Charles H. O'Reilly, Jr.       1996    192,000     192,000      -           -             -               -           7,641
  Chairman of the Board        1995    186,400     186,400      -           -             -               -           6,947
                               1994    220,000     220,000      -           -           50,000            -           8,197

David E. O'Reilly              1996    240,000     240,000      -           -             -               -           7,116
  President and Chief          1995    233,000     233,000      -           -             -               -           6,986
  Executive Officer            1994    220,000     220,000      -           -           50,000            -           8,749

Lawrence P. O'Reilly           1996    240,000     240,000      -           -             -               -           7,344
  President and Chief          1995    233,000     233,000      -           -             -               -           6,986
  Operating Officer            1994    220,000     220,000      -           -           50,000            -           8,197

Rosalie O'Reilly Wooten        1996    149,000      31,000      -           -             -               -           6,099
  Executive Vice President     1995    145,000      30,000      -           -             -               -           4,569
                               1994    145,000      15,000      -           -           20,000            -           3,027

Ted F. Wise                    1996    165,000      75,000      -           -             -               -           6,700
  Executive Vice President     1995    150,000      50,000      -           -             -               -           5,639
                               1994    119,610      15,390      -           -           20,000            -           5,150

___
(a) Includes portion of salary deferred at named executive's election under the Company's Profit Sharing and Savings Plan.

(b) "All Other Compensation" for the year ended December 31, 1996 includes (i) Company contributions of $6,768, $6,741, $6,768 , $5,523 and $6,352 to its
Profit Sharing and Savings Plan made on behalf of David E. O'Reilly, Charles H. O'Reilly, Jr., Lawrence P. O'Reilly, Rosalie O'Reilly Wooten and Ted F. Wise, respectively, and (ii) the benefits inuring to David E. O'Reilly ($348), Charles
H. O'Reilly, Jr. ($900), Lawrence P. O'Reilly ($576), Rosalie O'Reilly Wooten ($576) and Ted F. Wise ($348) from the Company's payment of certain life insurance premiums.

                        INFORMATION AS TO STOCK OPTIONS

  The following table provides certain information as to options granted to the persons named in the Summary Compensation Table.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                                                          Value of
                                                                        Number of       Unexercised
                                                                       Unexercised      In-The-Money
                                                                       Options/SARs     Options/SARs
                                                                        at FY-End     at FY-End ($)(a)
                                         Shares
                                        Acquired           Value       Exercisable/     Exercisable/
Name                                 on Exercise (#)     Realized ($)  Unexercisable    Unexercisable
----                                 ---------------     ------------  -------------  ----------------
Charles H. O'Reilly, Jr.                    0                  0          50,000/0        287,500/0
David E. O'Reilly                           0                  0          50,000/0        287,500/0
Lawrence P. O'Reilly                        0                  0          50,000/0        287,500/0
Rosalie O'Reilly Wooten                     0                  0          20,000/0        115,000/0
Ted F. Wise                                 0                  0          25,000/0        181,250/0

_____
(a) Represents the market value of the underlying Common Stock on December 31, 1996, less the aggregate exercise price


Employment Arrangements With Executive Officers

  The Company entered into written employment agreements effective January 1, 1993, with David E. O'Reilly, Lawrence P. O'Reilly, Charles H. O'Reilly, Jr. and Rosalie O'Reilly Wooten. Such agreements, which are in substantially identical form, provide for each of the foregoing executive officers to be employed by the Company for a minimum period of three years and automatically renew for each calendar year thereafter. As compensation for services rendered to the Company, the agreements provide for each executive officer to receive (i) a base annual salary of $220,000 for David and Lawrence O'Reilly, $176,000 for Charles O'Reilly, Jr. and $140,000 for Rosalie O'Reilly Wooten, adjusted annually for increases in the cost of living as reflected by the Consumer Price Index for All Urban Consumers as determined by the United States Department of Labor, Bureau of Labor Statistics, and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee. See Summary Compensation Table on page seven.

  An executive's employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If an executive's employment is terminated for cause or if an executive resigns, such executive's salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates an executive without cause, all compensation payments will continue through the remainder of the agreement's term. Pursuant to his or her respective agreement, each executive has agreed for so long as he or she is receiving payments thereunder to refrain from disclosing information confidential to the Company or engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states of Missouri, Arkansas, Kansas or Oklahoma, without the prior written consent of the Company.

                     REPORT OF THE COMPENSATION COMMITTEE

General

  The Compensation Committee of the Board of Directors is responsible for recommending to the Board of Directors a compensation package and specific compensation levels for the executive officers of the Company. Additionally, the Compensation Committee establishes policies and guidelines for other benefit programs and administers the award of stock options under the Company's 1993 Stock Option Plan. The Compensation Committee is composed of two independent, non-employee members of the Board of Directors.

Policy

  The Compensation Committee's policy with respect to executive compensation is to provide the executive officers of the Company with a total compensation package which is competitive and equitable and which encourages and rewards performance based in part upon the Company's performance in terms of increases in share value. The key components of the Company's compensation package for its executive officers are base salary, annual cash bonuses and long-term, stock-based incentives.


Base Salary

  The minimum annual base salary of each of Charles H. O'Reilly, Jr., David E. O'Reilly, Lawrence P. O'Reilly and Rosalie O'Reilly Wooten is fixed under their employment agreements with the Company, subject to increases by the Board of Directors (after considering the recommendations of the Compensation Committee). The base salary for each of these executive officers was established prior to the Company's initial public offering in April 1993. The minimum annual base salary, which was set by the Board of Directors (as then constituted) for purposes of the employment agreements with each of the aforementioned executive officers, represented the subjective judgment of the Board as to a fair minimum compensation level, taking into account the then contemplated initial public offering and the potential for additional cash compensation in the form of a bonus for 1993. Any future recommendation by the Compensation Committee for adjustments to the annual base salary of an executive officer will be for the purposes of bringing them in line with base compensation then being paid by the Company's competitors for executive management, based upon the Compensation Committee's review of, among other things, compensation data for comparable companies and positions, and, in the case of executive officers other than the Chief Executive Officer, the Chairman of the Board or the Chief Operating Officer, reflecting increased responsibilities. The Compensation Committee believes that the Company's principal competitors for executive management are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes may not be the same as the companies comprising the Standard & Poor's Auto Parts-After Market Stock Price Index included in this Proxy Statement. The base salaries of the aforementioned executive officers were increased in 1996 to reflect increases in the Consumer Price Index from 1995 to 1996.

Bonuses

  Prior to its initial public offering, the Company had historically determined the amount of cash bonuses to be paid to its executive officers on a subjective basis, taking into account the financial results for the preceding year generally (such as total sales, comparable store sales, operating income and return on shareholders' equity) without giving any specific weight to any specific factor. The Compensation Committee established a new bonus plan in 1993, basing the award of cash bonuses for the Chief Executive Officer, the Chairman of the Board and the Chief Operating Officer of the Company upon objective criteria. Under this bonus plan, the Chief Executive Officer, the Chairman of the Board and the Chief Operating Officer of the Company each will receive a bonus based upon a percentage of pre-tax earnings (with no minimum level of pre-tax earnings required), exclusive of extraordinary items, earned by the Company, subject to a maximum cash bonus equal to such executive officer's base salary for the year in which such bonus is earned. The bonuses to be awarded to all other officers of the Company are based upon each such officer's contribution, responsibility and performance during the year, and are thus subjective in nature. In formulating its recommendation for the bonuses of such other officers of the Company, the Compensation Committee considers, among other things, the evaluation of the Chief Executive Officer of the Company with regard to the contribution, responsibility and performance of the officer in question and his views on the appropriate compensation level of such executive officer.

Long-Term Incentives

  The only long-term incentive currently offered by the Company is stock option awards. Stock options may be awarded to the Chief Executive Officer, the other individual executive officers and upper and middle managers by the Board of Directors, based upon, in the case of the Chief Executive Officer and other individual executive officers, the recommendation of the Compensation Committee.

  It is the stock option program which links reward to the achievement of long-term corporate performance. In determining whether and how many options should be granted, the Compensation Committee may consider the responsibilities and seniority of each of the executive officers, as well as the financial performance of the Company and such other factors as it deems appropriate, consistent with the Company's compensation policies. However, the Compensation Committee has not established specific target awards governing the receipt, timing or size of option grants. Thus, determinations by the Compensation Committee with respect to the granting of stock options are subjective in nature.

CEO Compensation

  The base salary of Mr. David E. O'Reilly, the Chief Executive Officer of the Company, was established under his employment agreement dated January 1, 1993, and the criterion to be achieved for his bonus was determined by the Compensation Committee in February 1996, based upon a percentage of the pre-tax earnings, exclusive of extraordinary items, earned by the Company in 1995. This cash bonus, in an amount equal to his base salary for 1996, was paid to the Chief Executive Officer in equal monthly installments during 1996. The cash bonus to be paid to the Chief Executive Officer in 1997 will be based upon the same percentage of pre-tax earnings, exclusive of extraordinary items, earned by the Company in 1996, not to exceed the Chief Executive Officer's base salary for 1997. No stock options were granted to Mr. O'Reilly in 1996.


Respectfully submitted,


THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O'REILLY AUTOMOTIVE,
INC.

  Paul R. Lederer, Chairman of the Compensation Committee
  Joe C. Greene, Member of the Compensation Committee



                     TRANSACTIONS WITH INSIDERS AND OTHERS


  Thirty of the Company's stores are operated under a written master lease with O'Reilly Investment Company, a Missouri general partnership in which David E. O'Reilly, Lawrence P. O'Reilly, Charles H. O'Reilly, Jr., the Company's Chief Executive Officer, Chief Operating Officer and Chairman of the Board, respectively, and their spouses are the general partners. Twenty-four of the Company's stores are operated under a written master lease with O'Reilly Real Estate Company, a Missouri general partnership, in which David E. O'Reilly, Lawrence P. O'Reilly, Charles H. O'Reilly, Jr., Rosalie O'Reilly Wooten and their spouses, are the general partners. The terms of such lease will expire on December 31, 1998, subject to renewal at the option of the Company for an additional period of up to six years. During 1996, the Company paid aggregate rentals to O'Reilly Investment Company of $848,100 and to O'Reilly Real Estate of $880,590.

  The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

          COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation of over $1 million paid to any one of the corporation's chief executive officer and four other most highly compensated executive officers for any single fiscal year. Qualifying performance-based compensation is not subject to such limitation if certain requirements are met. Given the current compensation levels of the Company's executive officers, the Compensation Committee has not as yet determined whether or not to structure the performance-based portion of the compensation of the Company's executive officers in a manner that meets the requirements of Section 162(m).

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return of a $100 investment on April 22, 1993 (the date of the Company's initial public offering) in the Company's Common Stock against the Standard & Poor's 500 Index and the Standard & Poor's Auto Parts - After Market Stock Price Index, assuming reinvestment of all dividends.

        Measurement Period         O'Reilly          S & P           S & P
       (Fiscal Year Covered)    Automotive, Inc.    500 Index     Group Index
       ---------------------    ----------------    ---------     -----------
               04/93                  $100             $100           $100
               12/93                   151              108            111
               12/94                   129              110             97
               12/95                   151              151            120
               12/96                   166              185            135



     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on the Company's review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, the Company believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 1996 with the exception of Charles H. O'Reilly, Jr. A Form 4 filed by Mr. O'Reilly in connection with two November 1996 transactions was not filed in a timely manner.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  The firm of Ernst & Young LLP served as the Company's independent auditors for the year ended December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions from shareholders, and such representatives will have the opportunity to make statements if they so desire.


                          ANNUAL SHAREHOLDERS' REPORT

  The Annual Shareholders' Report of the Company for fiscal 1996 containing, among other things, audited consolidated financial statements of the Company, accompanies this Proxy Statement.


                     FUTURE PROPOSALS OF SECURITY HOLDERS

  All proposals of security holders intended to be presented at the 1998 annual meeting of shareholders must be received by the Company not later than December 4, 1997, for inclusion in the Company's 1998 Proxy Statement and form of proxy relating to such meeting.


                                OTHER BUSINESS

  The Board of Directors knows of no business to be brought before the Annual Meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.


                                 MISCELLANEOUS

  The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

  Shareholders are urged to mark, sign, date and send in their proxies without delay.

  A Copy Of The Company's Annual Report On Form 10-K For 1996 Filed With The Securities And Exchange Commission (Excluding Exhibits) Is Available To Shareholders Without Charge, Upon Written Request To The Secretary, O'Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802.

                             By Order of the Board of Directors



                                                    Ann Drennan
                                                      Secretary

Springfield, Missouri
April 3, 1997

                              O'REILLY AUTO PARTS
                           PROFESSIONAL PARTS PEOPLE




April 3, 1997


Dear Shareholder:

  Below is a proxy card to cast your vote for the election of Class I Directors. Whether or not you plan to attend in person, please complete, sign, date and return the card below in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your vote.

  We hope to see you at the O'Reilly Automotive, Inc. Annual Meeting of Shareholders. Thank you for your continued support of our Company.



Charles H. O'Reilly, Jr.
Chairman of the Board



                           D e t a c h       H e r e
--------------------------------------------------------------------------------
PROXY
                           O'REILLY AUTOMOTIVE, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                       1997 ANNUAL SHAREHOLDERS' MEETING

  The undersigned shareholder(s) of O'Reilly Automotive, Inc., a Missouri corporation, hereby appoint(s) Charles H. O'Reilly, Jr. or, if he is unable or unwilling to act, then David E. O'Reilly or, if he is unable or unwilling to act, then Lawrence P. O'Reilly as proxies, each with full power to appoint his substitute, and hereby authorize(s) such person serving as proxy to represent and to vote, as designated below; all of the shares of voting stock of O'Reilly Automotive, Inc. held of record by the undersigned on February 28, 1997, at the Annual Meeting of Shareholders to be held on May 6, 1997 or any adjournments thereof.

1.  ELECTION OF DIRECTORS:
    [_] FOR all nominees listed below
        (except as marked to the contrary below)

    [_] WITHHOLD AUTHORITY (to vote for all
         listed below)
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below. Failure to follow this procedure to withhold authority to vote for any individual nominee will result in the granting of authority to vote for the election of such nominee.)

CLASS I DIRECTORS (three-year term)

Charles H. O'Reilly, Sr.

Charles H. O'Reilly, Jr.

2. In his discretion, the proxy appointed hereunder is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                                    (Continued and to be signed on reverse side)

                              O'REILLY AUTO PARTS
                           PROFESSIONAL PARTS PEOPLE



                          HIGHLIGHTS OF OUR 39TH YEAR

                 Net sales rose 28.7% to record $259.2 million

                 Net Income increased 34.6% to new high of $19.0 million, or $1.82 per share

                 Record number of 31 stores opened

                 Same-store sales rose 14.4%

                 Remodeled or relocated 32 stores

                 200th store opened in June

                 Oklahoma City distribution center opened






                           D e t a c h       H e r e
--------------------------------------------------------------------------------
  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

  The undersigned hereby acknowledges receipt of copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Shareholders' Report of the Company.

 DATED:___________________________, 1997.


                                         ---------------------------------------
                                                        Signature


                                         ---------------------------------------
                                                 Signature if held jointly


                                         Please sign exactly as name appears on
                                         this Proxy Card.  When shares
                                         are held by joint tenants, both should
                                         sign.  When signing as attorney-in-
                                         fact, executor, administrator, personal
                                         representative, trustee, or guardian,
                                         please give full title as such.  If a
                                         corporation, please sign in full corpo-
                                         rate name by President or other
                                         authorized officer.  If a partnership,
                                         please sign in partnership name by
                                         authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.